CONFIDENTIAL Skillz Hires Blackstone Executive Jason Roswig as President and CFO Roswig Brings 20+ Years of Financial Experience Across Blackstone, McKinsey, and GE to Leading Mobile Gaming Platform SAN FRANCISCO – June 30, 2022 – Skillz (NYSE: SKLZ), the leading mobile games platform bringing fair and fun competition to players worldwide, announced today that veteran finance executive Jason Roswig has been hired as the company’s President and Chief Financial Officer (CFO). Roswig will join the company on August 8, 2022 from Blackstone, where he served as Managing Director. He will replace the current Skillz CFO, Ian Lee, who is stepping down to pursue other opportunities. “Jason is a true leader who will be dedicated to bringing both financial and operational excellence to Skillz. I couldn’t be more excited about him joining our leadership team,” said Andrew Paradise, CEO and founder of Skillz.

As President and CFO, Roswig will report directly to Paradise and oversee the company’s finance and operations functions, including accounting, investor relations, FP&A, tax, corporate development, administration, and strategy. “I am thrilled to join a company as unique as Skillz and maximize its full potential. I am also deeply passionate about making Skillz the best place to work for top talent in the industry,” said Roswig. Formerly Managing Director in Blackstone's Private Equity and Portfolio Operations groups, Roswig had oversight of the financial and operating performance of Blackstone's technology portfolio. Prior to that, he served as an Expert Associate Partner in McKinsey & Company's Corporate Finance and Organization practices, providing and implementing recommendations on growth, mergers & acquisitions, and post-close value creation opportunities. Prior to McKinsey, Roswig spent 12 years at the General Electric Company in a variety of Finance and Corporate Development executive roles in the United States, Germany, and China. About Skillz Inc. Skillz is the leading mobile games platform with a mission to bring out the best in everyone through competition. The Skillz platform helps developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, and distributes millions in prizes each month. Skillz has earned recognition as one of Fast Company’s Most Innovative Companies, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, and the number-one fastest-growing company in America on the Inc. 5000. www.skillz.com #### Media Contact press@skillz.com Source: Skillz Inc.